Exhibit 10.3

CONFIDENTIAL

Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is made and entered into as of November 6, 2026, by and between Spruce Biosciences, Inc., a Delaware corporation (the “Company”), and Adrenyx Biosciences, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“NewCo”). The Company and NewCo are sometimes referred to herein individually as a “Party” and collectively, the “Parties”. Capitalized terms not defined in this Agreement have the meanings set forth in the Separation Agreement (as defined below).

A. The Company and NewCo are parties to that certain Separation and Distribution Agreement dated as of November 6, 2026 (as may be amended from time to time, the “Separation Agreement”), pursuant to which the Company has agreed to sell, assign and transfer to NewCo, and NewCo has agreed to purchase and acquire from the Company, all of the right, title and interest of the Company in and to the Contributed Assets and the Contributed Liabilities (the “Contribution”), subject to the terms and conditions of the Separation Agreement.

B. Following the Contribution and effective as of the Distribution Effective Time, the Company intends to distribute to its stockholders, on a pro rata basis, all of the outstanding shares of common stock of NewCo held by the Company (the “Distribution”), on the terms and subject to the conditions set forth in the Separation Agreement.

C. On or after the date hereof, in connection with the Separation and Distribution, NewCo may enter into employment or consulting agreements with certain NewCo Personnel (as defined in the Separation Agreement).

D. In connection with the Separation and Distribution, the Company has agreed to provide to NewCo certain Services (as defined below) in accordance with the terms of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.
Provision of Services.
1.1
Services. The Company shall provide, or otherwise make available, to NewCo certain transition services described on Schedule A (the “Services”) for the time periods specified with respect to each of such Services as set forth on Schedule A (the “Service Period”).
1.2
Use of Contractors. The Company may engage the services of independent contractors to deliver or assist the Company in the delivery of the Services solely to the extent such independent contractors delivered or assisted in the delivery of the applicable Services prior to the date of the Distribution Effective Time, and otherwise the Company shall not, without NewCo’s prior written consent (not to be unreasonably withheld, conditioned or delayed) utilize independent contractors to deliver or assist the Company in the delivery of the Services.

1.3
Level of Services. The Company shall perform the Services (a) in accordance with the provisions of this Agreement, (b) in a professional, competent and workmanlike manner in accordance with generally accepted industry standards and practices, and (c) at a level of quality substantially similar to that at which the Services were provided by the Company prior to the date of the Distribution Effective Time and consistent with the manner in which the Company provides the Services for its own business. The Company shall notify NewCo promptly whether the Company becomes aware of any circumstances that adversely impact or are likely to adversely impact the Company’s performance of the Services or NewCo’s receipt of such Services.
1.4
Cooperation. Each Party shall reasonably cooperate with the employees of the other to the extent required for delivery of the Services. In addition, each Party shall name a point of contact who will be responsible for the day-to-day implementation of this Agreement, including attempted resolution of any issues that may arise during the performance of a Party’s obligations under this Agreement (the “TSA Coordinators”).
1.5
Additional Services. NewCo may at any time, upon provision of written notice to the Company’s TSA Coordinator, request that new or additional services be added to Schedule A (such services, “Requested Services”). Within 10 days following such request, the Company’s TSA Coordinator shall propose in good faith the terms under which the Requested Service will be added to Schedule A. Upon confirmation from NewCo’s TSA Coordinator of acceptance of such terms or upon the Parties mutually agreeing upon alternative terms for such Requested Service, such Requested Service will be deemed added to Schedule A, for purposes of this Agreement and will thereafter constitute one of the Services. Notwithstanding the foregoing, if NewCo requests a Requested Service that the Company provided in support of the SPR202 Business during the twelve (12) months prior to the Distribution Effective Time and that is reasonably necessary for NewCo to operate the SPR202 Business substantially in the manner previously operated, and the Parties fail to reach agreement on the pricing or other terms of the Requested Service within a reasonable period (not to exceed thirty (30) days from the date of the request), the Company shall nonetheless remain obligated to provide such Requested Service on the cost methodology applicable to comparable Services set forth on Schedule A; provided, that the Company shall not be obligated to provide any Requested Service to the extent that the Company does not then have, and cannot obtain using commercially reasonable efforts, the personnel, systems, licenses or third party rights reasonably necessary to provide it, or to the extent that providing it would violate applicable Law, any Contract with a third party to which the Company is a party or other applicable legal obligations of the Company; provided further, that any Contributed Contract that has not been assigned as of the Contribution Effective Time shall be governed solely by Section 1.8 of the Separation Agreement.
1.6
Compliance with Law; Consents. Each Party shall comply with all applicable Laws in connection with its performance or receipt of the Services (as applicable). The Company shall obtain all licenses and consents, and pay all fees, required by applicable Law and necessary for the Company’s performance and/or NewCo’s receipt of the applicable Services.
1.7
Force Majeure. If the Company is unable to timely perform any of the Services by reason of a Force Majeure Event (as defined below), the provision of such Services by the Company shall be excused and suspended, and NewCo shall be relieved of the obligation to pay any amounts for the provision of the affected Services, for the duration and to the extent of such

Force Majeure Event. In the event of a Force Majeure Event, the Parties shall in good faith make the best possible arrangements by mutual agreement and according to the circumstances to resume the performance of such Services consistent with the intent of this Agreement. A “Force Majeure Event” means any military operation, an act of terrorism, an act of any federal, state or local government, agency or department thereof, an embargo, an act of subversive activity or sabotage, natural disasters (including, without limitation, earthquakes, storms or floods), a fire, an explosion, a power or telephone outage, insurrection, riots or other civil disorder, strike or other labor stoppage, slowdown or dispute or any other like material event and which is beyond the reasonable control of the Company.
2.
Fees.
2.1
Service Fees. NewCo shall pay to the Company the fees for the Services, in cash, as set forth on Schedule A(the “Service Fees”). In addition to the applicable Service Fees, NewCo shall reimburse the Company, in cash, for the pre-approved, out-of-pocket costs and expenses of third parties actually incurred by the Company on NewCo’s behalf in the provision of the Services at the cost (without markup) to the Company (the “Third-Party Costs”), taking into account whether the Company also incurs those out-of-pocket costs and expenses on behalf of itself (in which case, the Company shall allocate any such Third-Party Costs to NewCo). If the provision of a Service is terminated in accordance with Section 7.2 or 7.3 of this Agreement prior to the expiration of a Service Period, NewCo shall only be liable for the Service Fees and Third-Party Costs incurred (or otherwise subject to non-cancellable commitments) by the Company for such Service through the effective date of termination.
2.2
Compensation of Personnel. Each Party is solely responsible for compensating its own personnel (including, in the case of NewCo, the NewCo Personnel (as defined in the Separation Agreement) and any other employees or individual service providers of NewCo) (such Party’s “Personnel”), for maintaining applicable workers’ compensation, personal liability, property, and other insurance coverage relating to its Personnel, and for any and all other liabilities associated with or related to its Personnel. The Company may increase the rate of compensation for any of its Personnel; provided, that any resulting increase in the Service Fees payable by NewCo hereunder shall be limited to increases made in the ordinary course of the Company’s compensation practices, and any other increase in the Service Fees resulting therefrom shall require NewCo’s prior written consent (not to be unreasonably withheld, conditioned or delayed); provided, further, that if NewCo does not consent to any such increase in the Service Fees, the Company shall not be obligated to continue to perform the applicable Services to the extent that the Company's cost of performing such Services would exceed the Service Fees payable therefor absent such increase.
2.3
Payment.
(a)
Within 30 days following the end of each calendar month during the Term and within 30 days following any termination of this Agreement, the Company shall provide to NewCo a single invoice for all Services provided by the Company (including all Service Fees and Third-Party Costs payable to the Company, together with supporting documentation, such as third-party invoices issued to the Company) during the applicable calendar month (each, an “Invoice”).

(b)
Subject to Section 2.3(c) below, NewCo will pay amounts due on each Invoice in U.S. dollars within 45 days after receiving the Invoice. For clarity, NewCo will not have any obligation to pay any amount included on any Invoice that is not a Service Fee or Third-Party Cost that NewCo is obligated to pay under the terms of this Agreement.
(c)
NewCo may withhold payment of any invoiced amount that NewCo disputes in good faith. The Company acknowledges that (i) failure by NewCo to pay any amount NewCo disputes in good faith is not a breach of this Agreement, and (ii) NewCo’s failure to identify a disputed amount before payment does not limit or waive any of NewCo’s rights or remedies with respect to that amount, including NewCo’s right to withhold amounts it disputes in good faith from amounts subsequently due to the Company.
2.4
Taxes.
(a)
The Service Fees are exclusive of any and all sales, use, value added, goods and services or similar taxes (collectively, and together with any interest, penalties or additions to tax imposed with respect thereto, “Sales Taxes”). NewCo shall pay and be responsible for any Sales Taxes imposed with respect to the provision of the Services by the Company.
(b)
The Parties acknowledge that the Company and NewCo shall each pay and be responsible for their own personal property taxes and taxes based on their own income, receipts, capital, profits, or assets.
(c)
Payments for the Services or any other amounts payable under this Agreement must be made without any deduction or withholding in respect of taxes except to the extent such deduction or withholding is required under applicable Law. The Company agrees to provide NewCo with reasonably requested assistance to enable the due deduction by NewCo and appropriate recovery by the Company, which assistance includes, but is not limited to, provision of any tax forms and other information that may be reasonably necessary in order for NewCo not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. To the extent such deduction or withholding is so required with respect to the making of any payment hereunder, NewCo shall deduct or withhold amounts so required to be deducted or withheld, and shall promptly remit any such deducted or withheld amounts to the appropriate taxing authority, and such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to or on behalf of the Company. Prior to making any deduction or withholding pursuant to the foregoing provisions of this Section 2.4(c) with respect to any payment to be made hereunder, NewCo shall notify the Company of its intention to so deduct or withhold and provide the Company with reasonable opportunity to provide such forms, certificates, or other documentation as would permit such payment to be made without any such deduction or withholding or at a reduced rate of deduction or withholding.
2.5
Records; Audits. The Company shall prepare and maintain, during the Term and for at least three years thereafter, in accordance with generally accepted accounting principles and applicable Law, complete and accurate books, time sheets, and records sufficient to document fees, costs and expenses and the provision of the Services. The Company shall also maintain backup, security, and other measures sufficient to protect such documentation from loss, alteration, destruction, or unauthorized disclosure, and shall promptly provide that documentation to NewCo at NewCo’s request. At any time during the Term and for the three-year period immediately following the Term, NewCo and its designees (including independent auditors) may, at any time during normal business hours and upon at least 30 days’ notice, inspect and audit the books and records of the Company that relate to the performance of the Services by the Company. The Company shall cooperate with NewCo and its designees in connection with any such inspection or audit.
3.
Confidential Information. The provisions of Section 4.3 of the Separation Agreement shall apply to disclosures of information made pursuant to this Agreement mutatis mutandis and shall be deemed incorporated into, and made a part of, this Agreement.
4.
Work Product. All work product, deliverables, reports, documents, data, developments, improvements, enhancements, modifications, inventions, derivative works, works of authorship, discoveries, technology, processes, procedures, techniques, design or technical specifications, and Intellectual Property developed, made, created, or authored by the Company while performing its Services (the “Work Product”) and primarily related to the SPR202 Business (the “Program-Related Work Product”) is and will be the sole property of NewCo and (a) to the extent permitted by Law, all Program-Related Work Product constitutes a “work made for hire” commissioned by NewCo or (b) to the extent any Program-Related Work Product is not a “work made for hire,” the Company hereby irrevocably assigns to NewCo all right, title, and interest in and to such Program-Related Work Product. Any Work Product that is not Program-Related Work Product is and will be the sole property of the Company; provided that, any such Work Product resulting from performance of the Services shall be licensed to NewCo pursuant to the license grants to NewCo under this Agreement.
5.
Indemnification.
5.1
Indemnification by Company. The Company shall indemnify, defend, and hold harmless NewCo from and against any and all Losses arising out of or relating to Third Party Claims arising out of or relating to (a) the gross negligence or willful misconduct of the Company in connection with the provision of any Services, or (b) the breach by the Company of this Agreement, except in each case to the extent such Losses arise from or are otherwise related to NewCo’s breach of this Agreement or gross negligence or willful misconduct.
5.2
Indemnification by NewCo. NewCo shall indemnify, defend, and hold harmless the Company from and against any and all Losses arising out of or relating to Third Party Claims arising out of or relating to (a) the gross negligence or willful misconduct of NewCo in connection with this Agreement, or (b) the breach by NewCo of this Agreement, except in each case to the extent such Losses arise from or are otherwise related to the Company’s breach of this Agreement or gross negligence or willful misconduct.
5.3
Indemnification Procedures. The terms set forth in Article 5 of the Separation Agreement shall govern claims for indemnification under this Agreement mutatis mutandis and shall be deemed incorporated into, and made a part of, this Agreement; provided that, for purposes of this Article 5, in the event of any conflict between the provisions of Article 5 of the Separation Agreement and this Article 5, the provisions of this Agreement shall control.

5.4
Indemnification pursuant to this Article 5 represents the Parties’ sole and exclusive remedy under this Agreement; provided that, if the Company commits an error with respect to, incorrectly performs or fails to perform any Service, at NewCo’s request, without prejudice to any other rights or remedies NewCo may have, the Company shall use commercially reasonable efforts to correct such error, re-perform such Service or perform such Service, as applicable, at no additional cost to NewCo. Nothing in this Article 5 shall be deemed to eliminate or limit, in any respect, either Party’s express obligation in this Agreement to pay any fees, expenses or costs in accordance with the terms of this Agreement. Notwithstanding anything to the contrary in this Agreement, (a) in no event shall either Party be liable to the other Party under this Agreement for any special, indirect, incidental, consequential, exemplary, or punitive damages (including damages for lost profits, lost revenues, diminution in value, business interruption, or loss of goodwill), regardless of the theory of liability and even if such Party has been advised of the possibility of such damages; and (b) each Party’s aggregate liability under this Agreement in any given calendar year shall not exceed the aggregate Service Fees actually paid or payable under this Agreement in respect of such calendar year. The limitations in this Section shall not apply to (i) either Party’s breach of its confidentiality obligations, or (ii) liabilities arising from a Party’s fraud or willful misconduct.
6.
Representations and Warranties.
6.1
Mutual Representations and Warranties. Each Party represents and warrants to the other Party that it has full power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement.
6.2
Disclaimer of Additional Warranties. EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 6.1 OR AS OTHERWISE PROVIDED IN SECTION 1.3, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED, OR STATUTORY, WITH RESPECT TO THE SERVICES, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, AND ANY WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE, OR TRADE USAGE.
7.
Term and Termination.
7.1
Term. This Agreement is effective as of the date hereof and will continue in effect for 12 months (the “Initial Term,” and the period for which this Agreement is in effect, the “Term”). NewCo may, upon no less than 30 Business Days’ notice prior to the end of the Initial Term, provide written notification to the Company that it wishes to extend the Service Period for a period of up to six months with respect to any or all ongoing Services at the time of such notice. Any such extension of the Term shall be effective only with respect to such Services, and for such period, as the Parties may mutually agree in writing on a Service-by-Service basis, and the Company shall have no obligation to continue providing any Service beyond its then-current Service Period absent such agreement. Upon any such agreed extension, the Term shall be deemed extended through the end of the latest Service Period as so extended. NewCo shall identify in such notice the Services that NewCo desires the Company to continue providing and the new Service Period for such Services.
7.2
Termination for Breach. A Party may terminate this Agreement at any time by providing notice of termination to the other Party (the “Breaching Party”) if the Breaching Party commits a material breach of this Agreement, and the breach continues unremedied for a period of 30 days after the Party provides notice to the Breaching Party describing the nature of the breach.
7.3
Termination without Cause. NewCo may terminate a portion or all of the Services being performed by the Company without cause on 15 Business Days’ prior notice to the Company. Upon any such termination, the Company shall provide reasonable wind-down cooperation to NewCo or NewCo’s designated third-party service provider, including delivery of relevant data, files, and records, transition of vendor relationships, and reasonable knowledge transfer, at no additional cost to NewCo beyond fees and Third-Party Costs actually incurred through the effective date of termination. The Company may terminate any individual Service upon 30 days’ prior notice (or such shorter period if so required by law or to maintain legal compliance) to NewCo if (a) the provision of such Service would violate applicable Law or would require a consent, license or grant of other rights by or from a third party that the Company, using its commercially reasonable efforts, is unable to obtain or maintain, or (b) the Company ceases to use or provide the equivalent service for its own business, in which case the Company shall provide the wind-down cooperation described above and shall reasonably cooperate with NewCo to identify and transition to an alternative provider. Except as set forth in this Section 7.3 and in Section 7.2, the Company shall have no right to terminate any Service prior to the end of its Service Period without NewCo’s consent.
7.4
Effect of Termination. Upon termination of this Agreement in its entirety pursuant to Section 7.1 or 7.2, or upon termination of any individual Service pursuant to Section 7.3, all obligations of the Parties with respect to such terminated Services shall terminate, except for the provisions of Sections 2.3, 2.4, 2.5, 6.2 and 7.4 and Articles 3, 4, 5 and 8, which shall survive termination of this Agreement.
8.
Miscellaneous.
8.1
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to any rules of conflict of laws.
8.2
Dispute Resolution.
(a)
Authorized Representatives.
(i)
Each Party may treat an act of the TSA Coordinator of any other Party as being authorized by such other Party to act for and bind such Party. Each Party may replace its TSA Coordinator by giving written notice of the replacement to the other Party.
(ii)
The TSA Coordinators shall review, discuss and attempt to resolve any service or performance issues and any alleged breaches of this Agreement. If the TSA Coordinators are unable to resolve any such issue or alleged breach within 15 calendar days after the date of the meeting at which such issue or alleged breach was first discussed, then such issues or breaches shall be referred to an executive officer designated by each Party. The designated executive officers will meet promptly to review and resolve such issues and breaches in good faith. If the designated executive officers are unable to resolve any such issue or alleged breach of this Agreement within 10 calendar days, then any remaining disputes will be resolved in accordance with Section 8.2(b).
(b)
Arbitration.
(iii)
Subject to Section 8.2(a), if a Party wishes to pursue an unresolved dispute, any such dispute shall be finally resolved by binding arbitration before JAMS pursuant to the Comprehensive Arbitration Rules and Procedures of JAMS then in effect, except as may be modified herein. Any disputes concerning the propriety of the commencement of the arbitration or relating to the scope or applicability of this Agreement to arbitrate shall be finally settled by the arbitrator.
(iv)
The arbitration shall be conducted by a single arbitrator experienced in the business of pharmaceuticals (including biologicals). If the issues in dispute involve scientific or technical matters, the arbitrator chosen hereunder may, at its option, engage one or more experts that have educational training or industry experience sufficient to demonstrate a reasonable level of relevant scientific, medical and industry knowledge, to advise it with respect to any issue in the arbitration within that expert’s field of expertise. If any expert is so engaged, the Parties shall have the right to review such expert’s reports to the arbitrator and examine such expert at the hearings. Within 30 days after initiation of arbitration, the Parties shall jointly select the arbitrator. If the Parties are unable or fail to agree upon the arbitrator within such 30 day period, the arbitrator shall be appointed by JAMS and shall be deemed to meet the qualifications as set forth above unless a Party objects within 10 days after an arbitrator candidate is proposed. The seat, or legal place of arbitration, shall be Delaware unless otherwise mutually agreed by the Parties, and all proceedings and communications shall be in English. The arbitrator shall use commercially reasonable efforts to render a final award on the merits no later than 90 calendar days after the later of (x) the close of any hearing or (y) the Parties' final written submissions; provided, that no award shall be rendered invalid or improper by reason of its being rendered after the expiration of such period.
(v)
Prior to the arbitrator being appointed, any Party, without waiving any remedy under this Agreement, may seek from any court having jurisdiction any temporary injunctive or provisional relief necessary to protect the rights or property of that Party until final resolution of the issue by the arbitrator or other resolution of the controversy among the Parties. After the arbitrator is appointed, any Party may only apply to the arbitrator for interim injunctive relief or other interim relief until the arbitration award is rendered or the controversy is otherwise resolved, and any Party may apply to a court of competent jurisdiction to enforce interim injunctive relief granted by the arbitrator. Any award by the arbitrator shall be final and binding, and the Parties undertake to carry out any award without delay. Judgment upon the award may be entered by any Party in any court having appropriate jurisdiction for a judicial recognition of the decision and applicable orders of enforcement. The arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. The arbitrator shall award to the prevailing Party its reasonable costs and expenses (including reasonable attorneys’ fees) and the fees of the arbitrator and any administrative fees of arbitration, unless the arbitrator determines that a different allocation is warranted under the circumstances. Notwithstanding anything to the contrary in this Agreement, this arbitration agreement, and any question regarding its existence, validity, scope or enforceability, shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. Each Party shall continue to perform its undisputed obligations under this Agreement, including NewCo’s obligation to pay all undisputed Service Fees and Third-Party Costs when due, pending the final resolution of any dispute under this Section 8.2; provided, that the Company shall not be obligated to continue performing any Service that is the subject of a bona fide dispute to the extent the Company’s cost of performing such Service would exceed the amounts NewCo has paid or remains obligated to pay with respect thereto.
(vi)
Except to the extent necessary to confirm or challenge an award or as may be required by Law or for a Party to protect or pursue a legal right, neither a Party nor an arbitrator may disclose the existence, content, or results of the arbitral proceedings or any rulings or awards, or any information or documents produced, generated or exchanged in connection with settlement discussions relating to the dispute, without the prior written consent of the other Party, and this obligation shall survive the termination or expiration of this Agreement. The arbitrator shall ensure that document disclosure is conducted on a timely basis, may limit the scope and cost of such disclosure as the arbitrator deems appropriate to the matters in dispute, and may impose sanctions, including by allocating costs of arbitration or making adverse inferences, for any Party's abuse of, or undue delay in, the document disclosure process. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable Action based on the dispute, controversy or claim would be barred by the applicable Delaware statute of limitations.
(vii)
Upon the request of any Party, the arbitrator may consolidate the arbitration with any other arbitration relating to this Agreement or the Separation Agreement upon a finding that (x) there are issues of fact or law common to the two arbitrations so that a consolidated proceeding would be more efficient than separate proceedings, and (y) no Party would be prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on this question by arbitrators appointed hereunder, the ruling of the first arbitrator appointed shall control.
(c)
Specific Performance. The Parties agree that irreparable damage may occur in the event that certain of the terms or provisions of this Agreement are not performed in accordance with their specific wording or are otherwise breached. The Parties accordingly agree that, in the event of any breach or threatened breach by any Party of any covenant, obligation or other provision set forth in this Agreement, for the benefit of the other Party: (i) such other Party shall be entitled (in addition to any other remedy that may be available to it) to seek: (x) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (y) an injunction restraining such breach or threatened breach; and (ii) such other Party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Action.

8.3
Waiver of Trial by Jury. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, LEGAL ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE ACTS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
8.4
Entire Agreement. This Agreement, together with the Schedules hereto, the Separation Agreement and the Ancillary Agreements, constitute the entire agreement of the Parties relating to the subject matter hereof and supersede all prior contracts or agreements, whether oral or written. If a provision in this Agreement conflicts with any provision in the Separation Agreement, the applicable provision in this Agreement shall control to the extent of the conflict.
8.5
Assignment. Neither Party may assign, delegate, or otherwise transfer this Agreement or any of its rights, remedies, or obligations under this Agreement (including by merger, consolidation, dissolution, or operation of Law, and whether voluntarily or by a Governmental Entity’s action or order) without the other Party’s prior written consent, which may not be unreasonably withheld, conditioned or delayed; except that either Party may assign, delegate, or otherwise transfer this Agreement (and its rights, remedies, and obligations under this Agreement) to (a) an Affiliate; provided that the assigning Party remains primarily liable under this Agreement or (b) a successor in connection with the sale of all or substantially all of the business to which this Agreement relates. Any purported assignment, delegation, or other transfer in contravention of this Section 8.5 is void. This Agreement binds and inures to the benefit of the Parties and their respective permitted assignees and successors.
8.6
Interpretation. The descriptive headings in this Agreement are used solely for convenience and are not intended to affect its meaning or interpretation. The words “including,” “include,” and “includes” are not limiting and are to be read as if they were followed by the phrase “without limitation.” Unless stated otherwise, all references to a date or time of day in this Agreement are references to that date or time of day in New York, New York and references to “$” shall mean U.S. dollars. If any date specified in this Agreement as the only day, or the last day, for taking action falls on a day that is not a Business Day, then that action may be taken on the next Business Day.
8.7
Notices. All notices, requests, claims, and other communications between the Parties described in or otherwise regarding this Agreement must be in writing and be given or made (and will be effective on receipt) by delivery in person, by nationally recognized overnight courier service (with signature required and all fees prepaid), by e-mail (with confirmation by another method set forth in this Section) or by registered or certified mail (postage prepaid, return receipt requested) to a Party at its address identified below its signature to this Agreement or at any other address of which that Party has notified the other Party in accordance with this Section.
8.8
Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other

Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.
8.9
Amendment. This Agreement may be amended or modified only by a written instrument that refers specifically to this Agreement and is executed in accordance with Section 8.14, but “written instrument” does not include the text of e-mails or similar electronic communications.
8.10
Waiver. A Party’s failure to enforce any provisions of or rights deriving from this Agreement does not waive those provisions or rights, or that Party’s right to enforce those provisions or rights. Except to the extent stated otherwise in this Agreement, each Party’s rights and remedies under this Agreement are cumulative and are in addition to any other rights and remedies available at Law or in equity.
8.11
Third Parties. Except to the extent stated otherwise in this Agreement, nothing in this Agreement confers any legal or equitable right, benefit, or remedy upon any Person other than the Parties.
8.12
No Presumption. The Parties acknowledge that the provisions of this Agreement are the language the Parties chose to express their mutual intent and hereby waive any remedy and the applicability of any Law that would require interpretation of any claimed ambiguity, omission or conflict in this Agreement against the Party that drafted it.
8.13
Independent Relationship. The Parties acknowledge that the Company is performing its Services as an independent contractor; and each Party’s Personnel are not entitled to participate in the other Party’s employee pension, health, welfare or other fringe benefit plans. Nothing in this Agreement creates an employment, agency, joint venture or partnership relationship between the Parties or any of their personnel, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever. The Parties (and any successor, assignee, transferee, or Affiliate of a Party) shall not treat or report the relationship between the Parties arising under this Agreement as a partnership for United States tax purposes, without the prior written consent of the other Party unless required by a final “determination” as defined in Section 1313 of the Code. Nothing in this Agreement precludes either Party from retaining the services of any Person or from independently developing or acquiring any materials. If a Party contracts with any Person to provide services or assist in performing the Services, the other Party shall cooperate with such Party and that Person to the extent such Party reasonably requires.

8.14
Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if both signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Signatures to this Agreement transmitted by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature.

The Parties have caused this Transition Services Agreement to be executed by their respective duly authorized representatives as of the date set forth above.

Spruce Biosciences, Inc.	Adrenyx Biosciences, Inc.
By_/s/Javier Szwarcberg_____________	By /s/ Samir Gharib ________________
Name: Javier Szwarcberg, M.D., MPH	Name: Samir Gharib
Title: Chief Executive Officer	Title: Chief Executive Officer

Address for notices:	Address for notices:
611 Gateway Boulevard, Suite 740 South San Francisco, CA 94080 Attn: Legal Email: [***]	611 Gateway Boulevard, Suite 740 South San Francisco, CA 94080 Attn: Samir Gharib Email: [***]

Signature Page to Transition Services Agreement

Schedule A

Service Fees:

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Services

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